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                                                                     Exhibit 8.1



January 8, 1998


PCI Chemicals Canada Inc.
c/o Pioneer Americas Acquisition Corp.
4300 NationsBank Center
700 Louisiana Street
Houston, Texas  77002

Re:       Registration Statement on Form S-4
          (File No. 333-41221)

Ladies and Gentlemen:


We have acted as counsel to PCI Chemicals Canada Inc., a New Brunswick, Canada corporation (the "Company" and, together with Pioneer Americas Acquisition Corp., a Delaware corporation ("PAAC") and the other subsidiaries of PAAC, the "Issuers"), in connection with the filing of a Registration Statement on Form S-4 (File No. 333-41221) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering up to $175,000,000 in aggregate principal amount of 9-1/4% Series B Senior Secured Notes due 2007 (the "Exchange Notes") offered in exchange for up to $175,000,000 in aggregate principal amount of outstanding 9-1/4% Series A Senior Secured Notes due 2007 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Original Notes"). In that connection, we have prepared the sections entitled "The Exchange Offer -- Federal Income Tax Consequences" and "Certain Tax Consequences -- United States" contained in the Registration Statement.

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, regulations under such Code, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time.

Based on the foregoing, it is our opinion that:

         (i) the exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for United States federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange; and

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PCI Chemicals Canada Inc.
January 8, 1998
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         (ii) the section entitled "Certain Tax Consequences -- United States,"
while not purporting to discuss all tax matters relating to the Original Notes or the Exchange Notes, sets forth the material United States federal income tax consequences with respect thereto.

In addition, we hereby confirm our opinion set forth in the first paragraph of "Certain Tax Consequences -- United States" in the Registration Statement.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and related Prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption "Legal Matters" therein.

Very truly yours,

/s/ Willkie Farr & Gallagher